EXHIBIT 12

Computation of Ratio of Earnings to Fixed Charges

(Dollars in Millions)			Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018
Earnings
1.	Net income attributable to U.S. Bancorp		$1,815	$5,240
2.	Applicable income taxes, including expense related to unrecognized tax positions		460	1,263
3.	Net income attributable to U.S. Bancorp before income taxes (1 + 2)		$2,275	$6,503
4.	Fixed charges:
	a.	Interest expense excluding interest on deposits*	$381	$983
	b.	Portion of rents representative of interest and amortization of debt expense	29	87
	c.	Fixed charges excluding interest on deposits (4a + 4b)	410	1,070
	d.	Interest on deposits	491	1,263
	e.	Fixed charges including interest on deposits (4c + 4d)	$901	$2,333
5.	Amortization of interest capitalized		$–	$–
6.	Earnings excluding interest on deposits (3 + 4c + 5)		2,685	7,573
7.	Earnings including interest on deposits (3 + 4e + 5)		3,176	8,836
8.	Fixed charges excluding interest on deposits (4c)		410	1,070
9.	Fixed charges including interest on deposits (4e)		901	2,333
Ratio of Earnings to Fixed Charges
10.	Excluding interest on deposits (line 6/line 8)		6.55	7.08
11.	Including interest on deposits (line 7/line 9)		3.52	3.79

*	Excludes interest expense related to unrecognized tax positions.

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(Dollars in Millions)			Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018
Earnings
1.	Net income attributable to U.S. Bancorp		$1,815	$5,240
2.	Applicable income taxes, including expense related to unrecognized tax positions		460	1,263
3.	Net income attributable to U.S. Bancorp before income taxes (1 + 2)		$2,275	$6,503
4.	Fixed charges:
	a.	Interest expense excluding interest on deposits*	$381	$983
	b.	Portion of rents representative of interest and amortization of debt expense	29	87
	c.	Fixed charges excluding interest on deposits (4a + 4b)	410	1,070
	d.	Interest on deposits	491	1,263
	e.	Fixed charges including interest on deposits (4c + 4d)	$901	$2,333
5.	Amortization of interest capitalized		$—	$—
6.	Preferred stock dividends		76	210
7.	Earnings excluding interest on deposits (3 + 4c + 5)		2,685	7,573
8.	Earnings including interest on deposits (3 + 4e + 5)		3,176	8,836
9.	Fixed charges excluding interest on deposits, and preferred stock dividends (4c+6)		486	1,280
10.	Fixed charges including interest on deposits, and preferred stock dividends (4e+6)		977	2,543
Ratio of Earnings to Fixed Charges and Preferred Dividends
11.	Excluding interest on deposits (line 7/line 9)		5.52	5.92
12.	Including interest on deposits (line 8/line 10)		3.25	3.47

*	Excludes interest expense related to unrecognized tax positions.

U.S. Bancorp	77